Exhibit 99

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
(801) 954-7280

USANA Health Sciences Announces Proposed

Expansion of its Board of Directors

SALT LAKE CITY, March 23, 2016 (BUSINESS WIRE)—USANA Health Sciences, Inc. (NYSE:USNA) today announced that it is proposing to shareholders the election of three new members to its Board of Directors at its Annual Shareholder Meeting on May 2, 2016. The proposal would increase the size of the Board to seven directors and expand the breadth of expertise, backgrounds and viewpoints of the Board. David A. Wentz, Co-Chief Executive Officer of the Company, Frederic J. Winssinger and Feng Peng have been nominated by the Board to stand for election at the Annual Shareholder Meeting. D. Richard Williams, who was appointed to the Board in March 2016, will also stand for re-election at the Annual Shareholder Meeting, along with Dr. Myron W. Wentz, Robert Anciaux and Gilbert A. Fuller. Long time Board members Jerry G. McClain and Ronald S. Poelman will retire from the Board when their current terms expire at the 2016 Annual Meeting. Mr. McClain has served as a director of USANA since June 2001, while Mr. Poelman has served as a director since 1995.

Mr. Wentz was appointed Chief Executive Officer of USANA in July 2008 and became Co-Chief Executive Officer in August 2015. He has held a number of other strategic positions with the Company since its inception in 1992.  Mr. Wentz’s addition to the Board will expand the Board’s industry expertise and further unify the Board’s partnership with management.

Mr. Winssinger has more than two decades of experience in the financial markets, including serving as a portfolio manager in London with JP Morgan Investment Management, Adelphi Capital, Capital@Work, and, most recently, RW Partners, where he was the managing partner. He is the founder and managing director of PlanningCore Wealth Advisors in Phoenix, Arizona.

Mr. Peng has extensive business experience in China, financial and corporate strategy expertise, and a strong information technology background.  Since 2013, Mr. Peng has served as the Chief Financial Officer of Ossen Innovation Company, Ltd., a China-based manufacturing company listed on the NASDAQ exchange.  Prior to that, he served as Senior Vice President at MZ Group, where he provided strategic consulting services related to U.S. capital markets to Chinese clients.  Prior to working at MZ Group, he served in various capacities at Thomson Financial and Citigroup.

Myron W. Wentz, Ph.D., Chairman of the Board, commented, “Ron’s and Jerry’s expertise, wisdom and integrity have made immeasurable contributions to the Board and USANA over the years. They have played a significant role in our development into a global nutrition company.  On behalf of the Board, employees and shareholders, we are grateful for their many years of service and the significant contributions they have made. We wish them all the best in their future endeavors.”

Wentz added, “We are delighted that Dave, Frederic and Feng have accepted nominations to the USANA Board and agreed to serve USANA’s shareholders. Their extensive industry, financial, and international expertise will provide significant value to the USANA Board and executive team.”

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia.  More information on USANA can be found at http://www.usanahealthsciences.com.